Exhibit 18

March 31, 2025

Board of Directors FutureFuel Corp.
8235 Forsyth Blvd., Suite 400 St. Louis, MO 63105

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to FutureFuel Corp.’s (the “Company”) Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in our report dated March 31, 2025. As stated in Note 2 to those financial statements, the Company changed its accounting for the presentation of parts and supplies from inventory to other current assets. Note 2 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because management has increased the investment in these parts and supplies given management’s focus on plant reliability and efficiency as well as the fact that these parts are not revenue generating assets similar to the Company’s raw materials, work in process, and finished goods inventories but are instead held to support the maintenance and repair of the Company’s plant equipment.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

Sincerely,

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd